Exhibit 99.1

Contact:	Paul Elsberg	FOR IMMEDIATE RELEASE
Corporate Communications
312-394-7417
paul.elsberg@exeloncorp.com

EXELON ANNOUNCES OUTCOME OF 2018-19 PJM CAPACITY AUCTION

Oyster Creek, Quad Cities and Three Mile Island nuclear plants did not clear

CHICAGO (Aug. 24, 2015) — Exelon Corporation (NYSE: EXC) today announced that the Oyster Creek, Quad Cities and Three Mile Island nuclear power plants did not clear in the PJM capacity auction for the 2018-19 planning year. The auction is held annually by grid operator PJM to ensure enough power generation resources are available to meet demand in its region covering all or part of 13 states and the District of Columbia. This auction was the first held under new “capacity performance” reforms designed to spur investment in power plants that will improve their performance and strengthen electric grid reliability.

The nuclear plants that did not clear in the auction will not receive capacity revenue from this auction. Although capacity revenue in a single year is an important consideration in a plant’s long-term viability, it is just one of several factors Exelon will use to make decisions about its plants’ future operations. Exelon is obligated to inform PJM this fall if any of its nuclear plants will not be participating in the auction next year.

“The PJM market reforms are a step in the right direction to recognize nuclear energy’s high reliability, and while three of our plants in PJM did not clear, we view the auction results as an encouraging sign that these reforms will begin to level the playing field,” said Chris Crane, Exelon president and CEO. “We will consider auction results, along with other data points, including EPA’s Clean Power Plan, as we make decisions about the future of these critical long-life assets.”

The new capacity auction rules were approved by the Federal Energy Regulatory Commission (FERC) to reflect the changing nature of the generation fleet as more intermittent renewable and gas-fired generation comes online. The reforms will result in fossil generators investing in their power plants to ensure reliability during extreme weather events and to have sufficient fuel on hand.

Exelon spends nearly $1 billion annually on its nuclear plants to add the latest technologies and keep them operating safely and reliably.

Over the next few weeks, PJM will hold two transitional auctions to supplement PJM’s prior capacity purchases for the 2016-17 and 2017-18 planning years with the new capacity performance product.

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Exelon Corporation (NYSE: EXC) is the nation’s leading competitive energy provider, with 2014 revenues of approximately $27.4 billion. Headquartered in Chicago, Exelon does business in 48 states, the District of Columbia and Canada. Exelon is one of the largest competitive U.S. power generators, with more than 32,000 megawatts of owned capacity comprising one of the nation’s cleanest and lowest-cost power generation fleets. The company’s Constellation business unit provides energy products and services to more than 2.5 million residential, public sector and business customers, including more than two-thirds of the Fortune 100. Exelon’s utilities deliver electricity and natural gas to more than 7.8 million customers in central Maryland (BGE), northern Illinois (ComEd) and southeastern Pennsylvania (PECO). Follow Exelon on Twitter @Exelon.

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